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NEWS RELEASE                                                [AT&T WIRELESS LOGO]
--------------------------------------------------------------------------------
For Further Information:

David Caouette
425-580-8278
david.caouette@attws.com

               AT&T WIRELESS REPORTS SOLID FOURTH QUARTER RESULTS
                  WITH 15.3 PERCENT GROWTH IN SERVICES REVENUE

                           Churn Drops to 2.4 Percent
                     Net Subscriber Additions Total 705,000
                          Company Provides 2003 Outlook

FOR IMMEDIATE RELEASE: TUESDAY, JANUARY 28, 2003

      Redmond, WA - AT&T Wireless (NYSE: AWE) said today that its fourth quarter 2002 services revenue increased to $3.738 billion, an increase of 15.3 percent from the year ago quarter. Full-year services revenue increased 15.6 percent from 2001, totaling $14.483 billion in 2002. The company's results reflect the acquisition of TeleCorp PCS, Inc. which occurred on February 15, 2002.

      For the fourth quarter, loss per share (EPS), was ($0.05) per share compared with ($0.48) per share in the year ago quarter. The reported quarterly loss includes a $108 million charge associated with an amendment to the company's agreement with Alaska Native Wireless. The prior year EPS includes a loss of ($0.34) related to the discontinuation of the company's fixed wireless services unit.

      Mobility EBITDA (defined as operating income excluding depreciation and amortization) was $919 million for the fourth quarter. The 38-percent increase from the year-ago quarter is the result of revenue growth outpacing expenses. Full-year 2002 mobility EBITDA, excluding the impact of the $1.3 billion license impairment recorded in the third quarter of 2002, was $3.839 billion, an increase of 23.3 percent compared to 2001.

      "We ended the year on a high note with a strong fourth quarter performance," said John Zeglis, Chairman and CEO of AT&T Wireless. "In fact, for solid execution, the fourth quarter was one of our best. With a soft economy and an industry-wide slow-down in growth, AT&T Wireless met revenue and EBITDA targets, completed customer migrations from former wireless reseller WorldCom, added over 700,000 customers and significantly ramped up the number of customers on our new next generation network.
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      "For full-year 2002, we again hit our marks," Zeglis added. "Growth in revenue, EBITDA and customer additions met expectations. Capital expenditures were just a little lower than planned. For three full years, the AT&T Wireless senior management team has delivered consistent execution, first as a public wireless equity and then as an independent public wireless company," he said.

      "We have managed our business well through the hyper-growth phase of the industry, creating important advantages for continued growth in 2003 and beyond," Zeglis said. "In fact, this year we expect to significantly accelerate our generation of cash, very likely turning free cash flow positive for 2003, for the first time in our company's history and a full year earlier than we planned."

      Mobility EBITDA margin (EBITDA as a percent of services revenue) for the fourth quarter was 24.6 percent growing 410 basis points from the fourth quarter 2001. Full-year mobility EBITDA margin, excluding third quarter 2002 license impairments, was a full-year record 26.5 percent, a 160 basis point increase compared to the previous year.

      Services revenue for the fourth quarter grew 15.3 percent to $3.738 billion from $3.241 billion in the year-ago quarter. For 2002, services revenue grew to $14.483 billion, an increase of 15.6 percent from full-year 2001. Services revenue was also positively impacted by growth in the subscriber base, which more than offset the decline in average revenue per user per month (ARPU).

      Total revenue for the fourth quarter was $4.047 billion, an increase of
14.7 percent compared with the year-ago period. For 2002, total revenue was $15.631 billion, an increase of 14.8 percent from the full-year 2001 total.

      Fourth quarter net subscriber additions totaled 705,000, a decrease of
23.9 percent compared to the same period last year. For the year, AT&T Wireless had net subscriber additions of 1.973 million. Net subscriber additions for full-year 2002, as well as for the fourth quarter, were impacted by deactivations related to WorldCom's exit from the reseller business, a shorter holiday season, continued weakness in the economy and slower growth across the wireless industry. Total consolidated subscribers stood at 20.859 million at the end of 2002.

      Churn for the fourth quarter dropped to 2.4 percent from 2.7 percent year-over-year and 2.9 percent from the third quarter. For 2002, churn was 2.6 percent, an improvement of 30 basis points from full-year 2001. The quarterly and annual improvement to churn is attributable to the company's successful focus on high-quality subscribers and ongoing customer retention efforts, somewhat offset by increased subscriber deactivations from WorldCom. Churn relating to postpaid programs was 2.2 percent in the fourth quarter, a decrease of 20 basis points from the fourth quarter of 2001 and 40 basis points compared to the third quarter of 2002.

      Fourth quarter ARPU declined to $60.00 from $60.80, a drop of 1.3 percent compared to the year ago quarter. The decrease is primarily due to continued competitive pricing and the company's success in attracting a broader base of customers as well as its proactive efforts to move existing customers to more optimal calling plans. For 2002, ARPU was $60.20 a decline of 3.8% from full-year 2001 ARPU of $62.60.
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      Network traffic continued to grow, with the fourth quarter setting a record for customers' average monthly minutes of use (MOUs) at 507, an increase of 26.8 percent compared to the year-ago quarter. For the year, MOUs were 477, a
24.9 percent increase from the full-year 2001.

      Capital expenditures for the fourth quarter were $2.146 billion, excluding internal use software of $80 million, with full-year capital expenditures totaling $4.884 billion, excluding internal use software of $242 million. Capital expenditures for 2002 were primarily attributed to the roll-out of the company's new advanced GSM/GPRS network with a smaller portion of capital spending associated with expansion and quality enhancement of the existing TDMA network.

2003 Outlook

      AT&T Wireless provided its 2003 outlook for growth in its services revenue and EBITDA. The company said it expects to report services revenue growth in the range of 5 to 7 percent for full-year 2003. The EBITDA growth percentage is expected to be in the low double-digits, and total 2003 capital expenditures, including internal use software, are expected to be around $3 billion. In line with 2003 industry growth, the company said it expects to maintain its fair share of the wireless market.

      The company also said that it will likely achieve free cash flow for 2003. AT&T Wireless calculates free cash flow by subtracting "capital expenditures and other additions" and any dividend payments from "net cash provided by operating activities of continuing operations" found on the consolidated statement of cash flows.

Federal Tax Refund

      In January 2003, AT&T Wireless said it received $436 million related to its consolidated tax net operating loss for the year ended December 31, 2001. The company also said it expects a consolidated tax net operating loss for the year ended December 31, 2002 and will seek an additional refund claim.

ABOUT AT&T WIRELESS

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 20.859 million subscribers, and full-year 2002 revenues exceeding $15.6 billion, AT&T Wireless will continue delivering advanced high-quality mobile wireless communications services, voice or data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.

This press release contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management's expectations regarding: our future financial and operating performance and financial condition, including the company's outlook for the fiscal year 2003 and subsequent periods; subscriber
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growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless' control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, the outbreak of war or acts of terrorism, and consumer response to new service offerings, .

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless' filings with the Securities and Exchange Commission, including the information under the heading "Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition" and "Forward Looking Statements" in its quarterly report of Form 10-Q filed on November 13, 2002.

NOTE TO FINANCIAL MEDIA:

AT&T Wireless executives will discuss the company's performance during a meeting today with financial analysts beginning at 9 a.m. - EST. Reporters are invited to listen to the call. To access the call, U.S. callers should dial 1-(888) 423-3281. International callers should dial (612) 332-0107. Beginning at 11 p.m. EST today, a replay of the presentation will be available until midnight EST January 31. U.S callers may dial 1-(800) 475-6701. International callers may dial (320) 365-3844. The access code for U.S. and International is 670153.

The conference call will also be webcast on the AT&T Wireless Investor Relations website at www.attws.com/wirelessir.
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                  AT&T Wireless Services, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                In millions, except per share amounts - Unaudited


                                                   For the three months ended                 For the year ended
                                                           December 31,                            December 31,
                                                 2002          2001         Change       2002          2001        Change
                                               --------      --------       ------     --------      --------      -------
REVENUE
Services                                       $  3,738      $  3,241         15.3%    $ 14,483      $ 12,532         15.6%
Equipment                                           309           287          7.8%       1,148         1,078          6.5%
Total revenue                                     4,047         3,528         14.7%      15,631        13,610         14.8%

OPERATING EXPENSES
Costs of services                                 1,171         1,093          7.2%       4,558         3,991         14.2%
Costs of equipment sales                            572           569          0.8%       2,274         2,037         11.7%
Selling, general and administrative               1,391         1,207         15.2%       4,977         4,482         11.0%
Depreciation and amortization                       722           696          3.6%       2,751         2,502          9.9%
Impairment of licensing costs                        --            --          n/m        1,329            --          n/m
Total operating expenses                          3,856         3,565          8.2%      15,889        13,012         22.1%

OPERATING INCOME (LOSS)                             191           (37)      (642.7%)       (258)          598       (143.1%)

Other income (expense)                               65            48         35.3%        (123)          374       (132.9%)
Interest expense                                    179            99         79.5%         669           386         73.2%

INCOME  (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND NET EQUITY
   (LOSSES) FROM INVESTMENTS IN
   UNCONSOLIDATED SUBSIDIARIES                       77           (88)      (188.9%)     (1,050)          586       (279.1%)

Provision for income taxes                          125            18        574.5%          55           311        (82.4%)
Net equity (losses) from investments in
   unconsolidated subsidiaries, net of tax          (83)         (249)       (66.6%)     (1,100)          (75)     1,362.8%

(LOSS) INCOME FROM CONTINUING
    OPERATIONS                                     (131)         (355)       (63.1%)     (2,205)          200      (1,201.1%)

Loss from operations of discontinued
   business, net of tax                              --           (58)         n/m           --          (273)         n/m
Gain (loss) on disposal of discontinued
   business, net of tax                              --          (814)         n/m           47          (814)      (105.8%)
INCOME (LOSS) FROM DISCONTINUED
   OPERATIONS                                        --          (872)         n/m           47        (1,087)      (104.4%)

LOSS BEFORE CUMULATIVE EFFECT
   OF CHANGE IN ACCOUNTING PRINCIPLE               (131)       (1,227)       (89.3%)     (2,158)         (887)       143.2%
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE, NET OF TAX                  --            --           --         (166)           --          n/m

NET LOSS                                           (131)       (1,227)       (89.3%)     (2,324)         (887)       161.9%
Accretion of mandatorily redeemable
   preferred stock                                    5            --          n/m           18            --          n/m
Dividend requirements on preferred
  stock held by AT&T, net                            --            --           --           --            76          n/m
NET (LOSS) AVAILABLE TO
  COMMON SHAREHOLDERS                          $   (136)     $ (1,227)       (88.9%)   $ (2,342)     $   (963)       143.1%

(LOSS) INCOME PER BASIC AND DILUTED
SHARE:
     (Loss) income from continuing
        operations available
        to common shareholders                 $  (0.05)     $  (0.14)                 $  (0.82)     $   0.05
     Income (loss) from discontinued
        operations                             $     --      $  (0.34)                 $   0.01      $  (0.43)
     Cumulative effect of change
        in accounting principle                $     --      $     --                  $  (0.06)     $     --
     Net (loss) income available
        to common shareholders                 $  (0.05)     $  (0.48)                 $  (0.87)     $  (0.38)

WEIGHTED AVERAGE SHARES USED TO
COMPUTE (LOSS) INCOME PER SHARE:
     Basic                                        2,709         2,530                     2,686         2,530
     Basic                                        2,709         2,530                     2,686         2,532

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                  AT&T Wireless Services, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                In millions, except per share amounts - Unaudited


                                           December 31,  December 31,
                                               2002          2001           Change
                                           ------------  ------------       ------
ASSETS
Cash and cash equivalents                    $  2,353      $  3,352         (29.8%)
Accounts receivable, less allowances
    of $240 and $239                            2,215         2,026           9.3%
Inventories                                       325           307           5.9%
Income tax receivable                              56           210         (73.1%)
Deferred income taxes                              --           222           n/m
Prepaid expenses and other current
   assets                                         332           180          83.8%
TOTAL CURRENT ASSETS                            5,281         6,297         (16.1%)

Property, plant and equipment, net
  of accumulated depreciation of
  $7,810 and $5,377                            16,263        12,956          25.5%
Licensing costs                                13,959        13,100           6.6%
Investments in and advances to
    unconsolidated subsidiaries                 2,225         3,672         (39.4%)
Goodwill                                        7,199         4,712          52.8%
Other assets, net of accumulated
     amortization of $258 and $347                879           897          (2.0%)
Assets of discontinued operations                  --            88           n/m
TOTAL ASSETS                                 $ 45,806      $ 41,722           9.8%

LIABILITIES

Accounts payable                             $    780      $  1,035         (24.6%)
Payroll and benefit-related liabilities           465           409          13.7%
Accrued advertising and promotions                173           184          (5.8%)
Accrued business taxes                            375           280          34.2%
Restructuring accruals                             --           228           n/m
Due on demand notes payable                        --            88           n/m
Interest payable                                  245           175          39.9%
Other current liabilities                       1,055         1,033           2.1%
TOTAL CURRENT LIABILITIES                       3,093         3,432          (9.9%)

Long-term debt                                 11,057         6,617          67.1%
Deferred income taxes                           3,788         4,352         (13.0%)
Other long-term liabilities                       308           330          (6.7%)
TOTAL LIABILITIES                              18,246        14,731          23.9%

MINORITY INTEREST                                  48            46           3.5%
MANDATORILY REDEEMABLE PREFERRED STOCK
   (.233 shares issued and outstanding)           151            --           n/m
MANDATORILY REDEEMABLE COMMON STOCK
   ($0.01 par value, 406 shares issued
   and outstanding)                             7,664         7,664            --

SHAREHOLDERS' EQUITY
Common stock ($0.01 par value, 2,303 and
   2,125 shares issued and outstanding)            23            21           8.4%
Additional paid-in capital                     23,667        20,515          15.4%
Receivable from former parent, AT&T Corp         (461)           --           n/m
Accumulated deficit                            (3,474)       (1,150)        202.0%
Accumulated other comprehensive loss              (58)         (105)        (45.4%)
TOTAL SHAREHOLDERS' EQUITY                     19,697        19,281           2.2%
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                     $ 45,806      $ 41,722           9.8%

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                  AT&T Wireless Services, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             In millions - Unaudited

                                                                            For the years ended
                                                                         December 31,  December 31
                                                                             2002          2001
                                                                         ------------  -----------
OPERATING ACTIVITIES:
Net (loss)                                                                  $(2,324)     $  (887)
Deduct: Income (loss) from discontinued operations                               47       (1,087)
Net (loss) income, excluding discontinued operations                         (2,371)         200
Adjustments to reconcile net (loss) income, excluding
discontinued operations, to net cash provided by operating
activities of continuing operations:
   Cumulative effect of change in accounting principle, net of tax              166           --
   Losses on early extinguishments of debt                                       20           --
   Net gains on sale/exchange of assets, businesses and investments             (42)          --
   Losses from impairments of cost method unconsolidated
     subsidiaries                                                               245            4
   Net revaluation of securities                                                 --          (73)
   Impairment of licensing costs                                              1,329           --
   Depreciation and amortization                                              2,751        2,502
   Amortization of debt premium/discount and interest accretion                  59           --
   Deferred income taxes                                                       (198)         285
   Net equity losses (earnings) from investments in unconsolidated
     subsidiaries                                                             1,100          (42)
   Provision for uncollectible receivables                                      551          573
   Increase in accounts receivable                                             (612)        (739)
   Decrease in inventories                                                       31           19
   (Decrease) increase in accounts payable                                      (11)          25
   Net change in other operating assets and liabilities                         (43)         (20)
Net Cash Provided by Operating Activities of Continuing Operations            2,975        2,734

INVESTING ACTIVITIES:
   Capital expenditures and other additions                                  (5,302)      (5,205)
   Net dispositions (acquisitions) of licenses                                   24          (23)
   Distributions and sales of unconsolidated subsidiaries                       367          882
   Contributions, advances and purchases of
     unconsolidated subsidiaries                                               (640)      (1,284)
   Acquisitions of consolidated businesses, net of cash acquired                (78)          (3)
   Issuance of long-term note receivables to unconsolidated
     subsidiary                                                                (100)        (210)
   Deposits on long-lived assets                                                 --          (67)
Net Cash Used in Investing Activities of Continuing Operations               (5,729)      (5,910)

FINANCING ACTIVITIES:
   Net decrease in debt due to AT&T                                              --       (2,438)
   Proceeds from issuance of long-term debt to others,
     net of issuance costs                                                    2,959        6,345
   Repayment of debt due to others                                           (1,619)          --
   Redemption of preferred stock held by AT&T                                    --       (3,000)
   Proceeds attributed from DoCoMo investment, net of costs                      --        6,139
   Proceeds from AT&T Wireless Services common stock and
     AT&T Wireless Group tracking stock issued                                  427           68
   Dividend requirements on preferred stock held by AT&T, net                    --          (76)
   Other financing activities, net                                               (4)          (4)
Net Cash Provided by Financing Activities of Continuing Operations            1,763        7,034
Net Cash Used in Discontinued Operations                                         (8)        (568)
Net (Decrease) Increase in Cash and Cash Equivalents                           (999)       3,290
Cash and Cash Equivalents at Beginning of Year                                3,352           62
Net (loss)                                                                  $ 2,353      $ 3,352